FOR IMMEDIATE RELEASE

For More Information, Contact:

Investor Relations Inquiries: Kurt Adams Vixel Corporation (425) 806-5800 ir@vixel.com	Media Inquiries: Ed Luboja Vixel Corporation (425) 806-4530 eluboja@vixel.com

Vixel Corporation Announces $8 Million Investment
by Goldman Sachs and a Leading Boston-based Investment Firm

Goldman Sachs Representative to Join Vixel Board

Bothell, WA, February 18, 2003 – Vixel Corporation (Nasdaq: VIXL), a leading provider of storage networking technologies, today announced the execution of a definitive purchase agreement with Goldman Sachs and a leading Boston-based investment management firm for $8 million of convertible preferred stock and common stock warrants.

“This transaction further solidifies our balance sheet and allows us to accelerate our leadership in the embedded storage switch market.  We are delighted to receive this commitment from Goldman Sachs and a major institutional investor, and are particularly pleased that Goldman Sachs will bring their depth of experience with high-growth technology companies to our Company and Board of Directors,” said Jim McCluney, president and CEO of Vixel Corporation.

The preferred stock is convertible into common stock at a conversion price of $2.10 per share and will carry a dividend of 6%, payable in cash or in kind.  In addition, the purchasers will receive warrants to purchase approximately 1.1 million shares of Vixel common stock with an exercise price equal to $2.63 per share.  As part of the financing, Pete Perrone of Goldman Sachs will join Vixel’s board of directors.  The private placement is subject to customary conditions to closing, including receipt of regulatory clearance from the NASDAQ Stock Market.

Pete Perrone commented, “Goldman Sachs has a long history of investing in emerging semiconductor leaders.  Storage system architectures will continue to advance and we believe that Vixel’s InSpeedtm technology is well positioned to address these evolving requirements.  We have confidence in the strength of Vixel’s management team and their ability to execute and generate new opportunities for growth.”

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.  Factors that may cause such a difference include the fact that consummation of the private placement is subject to material conditions to closing, risks affecting performance and market acceptance of Vixel’s products, Vixel’s ability to meet its quality and performance standards, development of the storage area network, or SAN market, the competitiveness and performance of Vixel's products in the rapidly changing SAN market, the ability of Vixel to meet evolving product standards required by customers and others involved in the distribution channel for SAN products, the ability of Vixel to increase its  customer base for its InSpeed technology-based products and the acceptance of embedded storage solutions generally.  Further information on the factors and risks that could affect Vixel's business, financial condition and results of operations, are contained in Vixel’s Annual Report on Form 10-K and most recent Form-10Q, which are available at www.sec.gov.

About Vixel Corporation
Vixel Corporation is creating disruptive storage networking technologies that deliver easily managed, easily integrated, high performance interconnectivity at highly competitive prices.  Vixel’s award winning InSpeedTM technology is a unique switching architecture designed from the ground-up as an effortlessly managed storage interconnect solution. Optimized for the needs and price requirements of storage and server suppliers, InSpeed has been designed to overcome cost/performance barriers inhibiting broad storage networking adoption.  Vixel is an industry leader in providing a new breed of embedded storage switch products that improve data access and availability to business applications – regardless of scale.  Vixel also offers a new generation of high-performance storage switches designed for businesses of all sizes that need affordable and simple Storage Area Networks (SANs). As a leading provider of SAN solutions, Vixel’s comprehensive portfolio of technology offerings also includes multivendor certified solutions and Fibre Channel switches and hubs that deliver reliable, interoperable solutions to its customers and partners.  Vixel products and technologies are used by major system suppliers including Avid Technology, BlueArc, HP, Lucent, Network Appliance, NEC and Sun Microsystems and are available worldwide through its network of value-added resellers, alliances and OEMs. Vixel is an ISO 9001 certified company.

For more information, visit Vixel’s web site at www.vixel.com.  Vixel Corporation is headquartered at 11911 North Creek Parkway South, Bothell, Washington 98011 and can be contacted by phone at 425-806-5509 or e-mail at marketing@vixel.com.

All logos, trademarks and names contained herein are the property of their respective owners.

About Goldman Sachs
Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

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